Exhibit 10.1

AMENDED AND RESTATED
TRANSITION AND SEVERANCE AGREEMENT

This Amended and Restated Transition and Severance Agreement (the “Agreement”) is entered into as of September 7, 2007 (the “Effective Date”), by and between Sepracor Inc. (“Sepracor” or the “Company”) and W. James O’Shea (“O’Shea”) (individually, a “Party,” and collectively, the “Parties”) and amends and restates the Transition and Severance Agreement between the Parties entered into as of March 1, 2007.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.             Transition Period Position and Responsibilities. Effective as of March 1, 2007 (the “Transition Date”), O’Shea shall resign from his positions as President and Chief Operating Officer of Sepracor. Beginning on the Transition Date and ending on August 31, 2007, or earlier if O’Shea voluntarily terminates his employment prior to August 31, 2007 (the “Transition Period”), O’Shea shall be employed by Sepracor as its Vice Chairman, reporting to Timothy Barberich, Sepracor’s Executive Chairman. During the Transition Period, O’Shea shall perform such duties consistent with his position as are reasonably assigned to him by Mr. Barberich. The Parties further agree that O’Shea shall perform all work and provide all assistance hereunder at such times and locations as are reasonably determined by Mr. Barberich.

2.             Transition Period Compensation. During the Transition Period, the Company shall compensate O’Shea at the annual rate of $548,625, less applicable taxes and withholdings, (the “Base Salary”) to be paid in accordance with the Company’s regular payroll practices. In addition, provided O’Shea has not voluntarily terminated his employment prior to August 31, 2007, he shall be entitled to an annual bonus for calendar year 2007 equal to $219,450, less applicable taxes and withholdings. The bonus shall be paid to O’Shea in a lump sum, on or prior to March 1, 2008. For the duration of the Transition Period, the Company shall also continue to provide O’Shea with the benefits which he currently enjoys under the Company’s plans and policies, under the same terms that applied to him immediately prior to the Effective Date, subject to the terms of those plans and policies.

3.             Severance Period and Compensation. Effective on August 31, 2007 (the “Separation Date”), O’Shea’s employment with the Company shall cease. Thereafter, provided O’Shea has not voluntarily terminated his employment prior to August 31, 2007 and executes, delivers and does not revoke a release of claims for the benefit of the Company in a form provided by the Company, the Company shall continue to pay O’Shea the Base Salary (the “Base Salary Severance”) for a period of 12 months (the “Severance Period”), in accordance with its regular payroll practices. However, the first payment will not be made until March 1, 2008 and such first payment will be equal to those amounts to which O’Shea would otherwise have been entitled if not for the six month delay described above. For the remaining six (6) months of the Severance Period, O’Shea will be paid the balance of his Base Salary Severance in equal bi-weekly installments.

For the duration of the Severance Period, if allowed under the Company’s life insurance policy, the Company further agrees to provide O’Shea with life insurance in the same amount the Company currently provides him, the full premium of which shall be paid by the Company.

Following the Separation Date, any entitlement O’Shea has, might have, had, or might have had to compensation, bonuses, wages or participation in any benefit plan, policy, program, contract or practice of the Company, shall terminate, except as required by federal or state law, by applicable plan terms or stock option agreements, or by the express terms of this Agreement.

4.             Stock Options and Restricted Stock. The Parties acknowledge that O’Shea has been awarded options to purchase 700,000 shares of the Company’s common stock, all of which options are fully vested, as well as options to purchase an additional 25,700 shares of the Company’s stock which will vest prior to the Separation Date. The grant dates and exercise prices of such options are set forth in Exhibit A hereto. O’Shea shall have the right to exercise any or all of his options for a period of ninety (90) days after the Separation Date. The options shall terminate at the close of business on the ninetieth (90th) day following the Separation Date. In addition, the Parties acknowledge that O’Shea is the owner of certain shares of restricted stock of the Company. Of these shares, a total 6,850 shares will no longer be subject to any restriction as of March 16, 2007, and may be retained or sold by O’Shea after that date in his discretion, subject to the Company’s insider trading policy, the terms of the incentive stock plan and restricted stock agreement under which such shares were granted and the federal securities laws. Except where expressly modified by this Agreement, the options and shares of restricted stock set forth in Exhibit A shall continue to be governed by the terms of the applicable stock option agreements and restricted stock agreement executed by the Parties.

5.             Cooperation. From the Effective Date forward, O’Shea agrees reasonably to cooperate with the Company in the defense or prosecution of any threatened or actual claims or actions which may be brought by, against or on behalf of the Company, its predecessors or any of its current or former partners, agents, employees, directors or affiliates and which relate to events or occurrences that transpired or are alleged to have transpired during his employment with the Company. Such cooperation shall include, without implication of limitation, being available to meet with the Company’s counsel to prepare for discovery or trial and to testify truthfully as a witness when reasonably requested by the Company at reasonable times and for reasonable time periods. In the event any such cooperation is required following the expiration of the Severance Period and requires more than de minimis time or effort, the Company agrees to compensate O’Shea at a reasonable hourly rate for any cooperation provided under this section. Notwithstanding the foregoing, (i) the hourly rate expenses eligible for reimbursement may not affect the expenses eligible for reimbursement in any other taxable year, (ii) such reimbursement must be made on or before the last day of the year following the year in which the expense was incurred, and (iii) the right to reimbursement is not subject to liquidation or exchange for another benefit.

6.             Legal Fees. Nothing contained in this Agreement shall constitute a relinquishment or waiver by O’Shea of his right to be indemnified by the Company pursuant to the terms of the Company’s Restated Certificate of Incorporation, as amended (the “Indemnification Provisions”) with respect to conduct or events occurring during, or relating to, his employment by Sepracor, or of any right that he may have under, or with respect to, the

Company’s Directors and Officers liability insurance policies. The Company agrees that to the full extent allowed by applicable law and subject to the terms of the Indemnification Provisions and any applicable Director and Officer liability insurance policy, it will continue to pay O’Shea’s reasonable legal fees relating to any matter that occurred during, or that relates to O’Shea’s employment by the Company. Notwithstanding the foregoing, (i) the legal fee expenses eligible for reimbursement may not affect the expenses eligible for reimbursement in any other taxable year, (ii) such reimbursement must be made on or before the last day of the year following the year in which the expense was incurred, and (iii) the right to reimbursement is not subject to liquidation or exchange for another benefit.

7.             Binding Nature of Agreement. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, administrators, representatives, executors, successors and assigns.

8.             Use of the Agreement as Evidence. This Agreement may not be used as evidence in any subsequent proceeding of any kind, except one in which either Party alleges a breach of the terms of this Agreement or elects to use this Agreement as a defense to any claim.

9.             Entire Agreement; Modifications. With the exception of the stock option and restricted stock agreements applicable to the grants set forth in Exhibit A hereto, the Company’s stock option and incentive stock plan under which such equity incentives were granted, the Invention, Non-Disclosure and Personal Conduct Agreement executed by O’Shea on October 1, 1999, and the Executive Retention Agreement dated February 1, 2002, which will survive and remain in full force and effect, this Agreement contains the entire agreement among the Parties hereto with respect to the matters covered hereby, and supersedes all prior and contemporaneous communications, e-mails, agreements, representations, understandings or negotiations between O’Shea, the Company and/or their agents and attorneys, including but not limited to the offer letter signed by the Parties and bearing the typed date September 10, 1999 and the Transition and Severance Agreement entered into between the parties on March 1, 2007, which this Agreement amends and restates. This Agreement may be modified only by a written agreement signed by an authorized representative of each of the Parties hereto. No waiver of this Agreement or any provision hereof shall be binding upon the Party against whom enforcement of such waiver is sought unless it is made in writing and signed by or on behalf of such Party.

10.          Section 409A.      Notwithstanding anything else to the contrary in this Agreement, to the extent that any of the payments that may be made hereunder constitute “nonqualified deferred compensation”, within the meaning of Section 409A and you are a “specified employee” upon your separation (as defined under Section 409A), the timing of any such payment following the Separation Date shall be modified if, absent such modification, such payment would otherwise be subject to penalty under Section 409A. In any event, the Company makes no representation or warranty and shall have no liability to you or to any other person if any provisions of this Agreement are determined to constitute “nonqualified deferred compensation” subject to Section 409A but do not satisfy the requirements of that section.

11.          Further Assurances. The Parties agree to execute, acknowledge (if reasonably requested), and deliver such documents, certificates or other instruments and take such other actions as may be reasonably required from time to time to carry out the intents and purposes of this Agreement, provided they do not impose any material additional obligations upon either Party.

12.          Acknowledgments and Other Terms. O’Shea agrees that he has carefully read and understands all of the provisions of this Agreement, that he has been advised to consult with and has consulted with an attorney, and that he is voluntarily entering this Agreement. O’Shea further represents and acknowledges that in executing this Agreement, he is not relying and has not relied upon any representation or statement made by the Company with regard to the subject matter, basis or effect of this Agreement.

13.          Interpretation. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the Parties. This Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision hereof shall be prohibited or invalid under any such law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating or nullifying the remainder of such provision or any other provisions of this Agreement. The captions of the sections of this Agreement are for convenience of reference only, and in no way define, limit or affect the scope or substance of any section of this Agreement.

14.          Counterparts. This Agreement may be executed in any number of counterparts and may be delivered by facsimile, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

15.          Governing Law; Prevailing Party. This Agreement shall take effect as an instrument under seal and shall be governed and construed in accordance with the laws of Massachusetts, without regard to its conflicts of laws principles. In the event either Party retains legal counsel in connection with the enforcement of its rights under this Agreement and the other Party is found by a court having competent jurisdiction to have breached its obligations hereunder, the prevailing Party shall be entitled to recover all reasonable legal fees and related reasonable charges and disbursements incurred by it in connection with such enforcement action and any negotiations leading up to it.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as an instrument under seal as of the Effective Date.

SEPRACOR INC.

By:	/s/ Adrian Adams

Name and Title:	Mr. Adrian Adams, President & CEO

/s/ W. James O’Shea
W. JAMES O’SHEA

Exhibit A

O’Shea Stock Option Grants as of March 1, 2007

				Total Vesting
	Options		Total Currently	Prior to
Grant Date	Outstanding	Price	Vested	Separation Date

10/21/99	200,000	$35.75	200,000	200,000
10/21/99	11,814	$35.75	11,184	11,184
10/21/99	468,816	$35.75	468,816	468,816
2/24/05	7,750	$64.50	1,550	3,100
2/24/05	92,250	$64.50	18,450	36,900
3/16/06	1,800	$55.54	0	0
3/16/06	26,700	$55.54	0	5,700